SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)

MakeMyTrip Limited

(Name of Issuer)

Ordinary Shares, $0.0005 par value per share

(Title of Class of Securities)

V5633W109

(CUSIP Number)

May 27, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 16 Pages

CUSIP NO. V5633W109	13 G	Page 2 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners IV, L.P. (“Tiger PIP IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
1,502,920 ordinary shares, except that Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”), the general partner of Tiger PIP IV, Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”), the general partner of Tiger Performance IV, and Tiger Global Management, LLC (“Tiger Management”), the investment manager of Tiger PIP IV, may be deemed to have sole voting power with respect to such shares, and Charles P. Coleman III (“Coleman”), the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,502,920 ordinary shares, except that Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, and Tiger Management, the investment manager of Tiger PIP IV, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management IV and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				1,502,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.1%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 3 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance IV, L.P. (“Tiger Performance IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
1,502,920 ordinary shares, all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,502,920 ordinary shares, all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				1,502,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.1%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 4 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management IV, Ltd. (“Tiger Management IV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
1,502,920 ordinary shares, all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,502,920 ordinary shares, all of which are directly owned by Tiger PIP IV. Tiger Performance IV, the general partner of Tiger PIP IV, Tiger Management IV, the general partner of Tiger Performance IV, Tiger Management, the investment manager of Tiger PIP IV, and Coleman, the director of Tiger Management IV and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				1,502,920
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.1%
12	TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP NO. V5633W109	13 G	Page 5 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Private Investment Partners V, L.P. (“Tiger PIP V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
2,126,840 ordinary shares, except that Tiger Global PIP Performance V, L.P. (“Tiger Performance V”), the general partner of Tiger PIP V, Tiger Global PIP Management V, Ltd. (“Tiger Management V”), the general partner of Tiger Performance V, and Tiger Management, the investment manager of Tiger PIP V, may be deemed to have sole voting power with respect to such shares, and Coleman, the director of Tiger Management V and managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,126,840 ordinary shares, except that Tiger Performance V, the general partner of Tiger PIP V, Tiger Management V, the general partner of Tiger Performance V, and Tiger Management, the investment manager of Tiger PIP V, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the director of Tiger Management V and managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				2,126,840
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.8%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 6 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Performance V, L.P. (“Tiger Performance V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
2,126,840 ordinary shares, all of which are directly owned by Tiger PIP V. Tiger Performance V, the general partner of Tiger PIP V, Tiger Management V, the general partner of Tiger Performance V, Tiger Management, the investment manager of Tiger PIP V, and Coleman, the director of Tiger Management V and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,126,840 ordinary shares, all of which are directly owned by Tiger PIP V. Tiger Performance V, the general partner of Tiger PIP V, Tiger Management V, the general partner of Tiger Performance V, Tiger Management, the investment manager of Tiger PIP V, and Coleman, the director of Tiger Management V and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				2,126,840
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.8%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 7 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global PIP Management V, Ltd. (“Tiger Management V”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
2,126,840 ordinary shares, all of which are directly owned by Tiger PIP V. Tiger Performance V, the general partner of Tiger PIP V, Tiger Management V, the general partner of Tiger Performance V, Tiger Management, the investment manager of Tiger PIP V, and Coleman, the director of Tiger Management V and the managing member of Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,126,840 ordinary shares, all of which are directly owned by Tiger PIP V. Tiger Performance V, the general partner of Tiger PIP V, Tiger Management V, the general partner of Tiger Performance V, Tiger Management, the investment manager of Tiger PIP V, and Coleman, the director of Tiger Management V and the managing member of Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				2,126,840
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
5.8%
12	TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP NO. V5633W109	13 G	Page 8 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global, L.P. (“Tiger Global”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
1,420,265 ordinary shares, except that each of Tiger Global Performance, LLC (“Tiger Global Performance”), the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,420,265 ordinary shares, except that each of Tiger Global Performance, the general partner of Tiger Global, and Tiger Management, the investment manager of Tiger Global, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON		1,420,265
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.9%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 9 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global II, L.P. (“Tiger Global II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
40,730 ordinary shares, except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
40,730 ordinary shares, except that each of Tiger Global Performance, the general partner of Tiger Global II, and Tiger Management, the investment manager of Tiger Global II, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON		40,730
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 10 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Master Fund, L.P. (“TGMF”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
1,089,005 ordinary shares, except that Tiger Management, the investment manager of TGMF, may be deemed to have sole voting power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole voting power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
1,089,005 ordinary shares, except that Tiger Management, the investment manager of TGMF, may be deemed to have sole dispositive power with respect to such shares, Tiger Global Performance, the general partner of TGMF, may be deemed to have sole dispositive power with respect to such shares, and Coleman, the managing member of each of Tiger Management and Tiger Global Performance, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON		1,089,005
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.0%
12	TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP NO. V5633W109	13 G	Page 11 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Performance, LLC (“Tiger Global Performance”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
2,550,000 ordinary shares, of which 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II, and 1,089,005 are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
2,550,000 ordinary shares, of which 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II, and 1,089,005 are directly owned by TGMF. Tiger Global Performance is the general partner of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares, Tiger Management is the investment manager of each of Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares and Coleman, the managing member of each of Tiger Global Performance and Tiger Management, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON		2,550,000
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)		☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
7.0%
12	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP NO. V5633W109	13 G	Page 12 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Tiger Global Management, LLC (“Tiger Management”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
6,179,760 ordinary shares, of which 1,502,920 are directly owned by Tiger PIP IV, 2,126,840 are directly owned by Tiger PIP V, 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II and 1,089,005 are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP IV, Tiger PIP V, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole voting power with respect to such shares. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP IV. Tiger Performance V, the general partner of Tiger PIP V, and Tiger Management V, the general partner of Tiger Performance V, may be deemed to have sole voting power with respect to such shares directly owned by Tiger PIP V. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole voting power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management IV and Tiger Management V, may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5.
7

SOLE DISPOSITIVE POWER
6,179,760 shares, of which 1,502,920 are directly owned by Tiger PIP IV, 2,126,840 are directly owned by Tiger PIP V, 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II and 1,089,005 are directly owned by TGMF. Tiger Management is the investment manager of each of Tiger PIP IV, Tiger PIP V, Tiger Global, Tiger Global II and TGMF and may be deemed to have sole dispositive power with respect to such shares. Tiger Performance IV, the general partner of Tiger PIP IV, and Tiger Management IV, the general partner of Tiger Performance IV, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP IV. Tiger Performance V, the general partner of Tiger PIP V, and Tiger Management V, the general partner of Tiger Performance V, may be deemed to have sole dispositive power with respect to such shares directly owned by Tiger PIP V. Tiger Global Performance, the general partner of each of Tiger Global, Tiger Global II and TGMF, may be deemed to have sole dispositive power with respect to such shares directly owned by such entities. Coleman, the managing member of each of Tiger Management and Tiger Global Performance and the director of Tiger Management IV and Tiger Management V, may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				6,179,760
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.9%
12	TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP NO. V5633W109	13 G	Page 13 of 16

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only).
Charles P. Coleman III (“Coleman”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
				(a)	☐	(b)	☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH		5

SOLE VOTING POWER
6,179,760 shares, of which 1,502,920 are directly owned by Tiger PIP IV, 2,126,840 are directly owned by Tiger PIP V, 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II and 1,089,005 are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP IV, Tiger PIP V, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management IV (the general partner of Tiger Performance IV) and Tiger Management V (the general partner of Tiger Performance V) and may be deemed to have sole voting power with respect to such shares.

		6	SHARED VOTING POWER See response to row 5
7

SOLE DISPOSITIVE POWER
6,179,760 shares, of which 1,502,920 are directly owned by Tiger PIP IV, 2,126,840 are directly owned by Tiger PIP V, 1,420,265 are directly owned by Tiger Global, 40,730 are directly owned by Tiger Global II and 1,089,005 are directly owned by TGMF. Coleman is the managing member of each of Tiger Global Performance (the general partner of each of Tiger Global, Tiger Global II and TGMF) and Tiger Management (the investment manager of each of Tiger PIP IV, Tiger PIP IV, Tiger Global, Tiger Global II and TGMF), and the director of Tiger Management IV (the general partner of Tiger Performance IV) and Tiger Management V (the general partner of Tiger Performance V) and may be deemed to have sole dispositive power with respect to such shares.

		8	SHARED DISPOSITIVE POWER See response to row 7.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
	REPORTING PERSON				6,179,760
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
	EXCLUDES CERTAIN SHARES (See Instructions)					☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
16.9%
12	TYPE OF REPORTING PERSON (See Instructions)
IN

CUSIP NO. V5633W109	13 G	Page 14 of 16

This Amendment No. 1 amends the Schedule 13G filed with the Securities and Exchange Commission on August 19, 2010 by Tiger Global Private Investment Partners IV, L.P., a Cayman Islands limited partnership, Tiger Global PIP Performance IV, L.P., a Cayman Islands limited partnership, Tiger Global PIP Management IV, Ltd., a Cayman Islands exempted company, Tiger Global Private Investment Partners V, L.P., a Cayman Islands limited partnership, Tiger Global PIP Performance V, L.P., a Cayman Islands limited partnership, Tiger Global PIP Management V, Ltd., a Cayman Islands exempted company, Tiger Global, L.P., a Delaware limited partnership, Tiger Global II, L.P., a Delaware limited partnership, Tiger Global Master Fund, L.P., a Cayman Islands limited partnership, Tiger Global Performance, L.L.C., a Delaware limited liability company, Tiger Global Management, LLC, a Delaware limited liability company, and Charles P. Coleman III. The foregoing entities and individual are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.	OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP NO. V5633W109	13 G	Page 15 of 16

SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 2, 2011

Tiger Global Private Investment Partners IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance IV, L.P.	Signature
Its General Partner
By Tiger Global PIP Management IV, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance IV, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management IV, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management IV, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

Tiger Global Private Investment Partners V, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Performance V, L.P.	Signature
Its General Partner
By Tiger Global PIP Management V, Ltd.	Charles P. Coleman III
Its General Partner	Director

Tiger Global PIP Performance V, L.P.	/s/ Charles P. Coleman III
By Tiger Global PIP Management V, Ltd.	Signature
Its General Partner
Charles P. Coleman III
Director

Tiger Global PIP Management V, Ltd.	/s/ Charles P. Coleman III
Signature

Charles P. Coleman III
Director

CUSIP NO. V5633W109	13 G	Page 16 of 16

Tiger Global, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global II, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Master Fund, L.P.	/s/ Charles P. Coleman III
By Tiger Global Performance, LLC	Signature
Its General Partner
Charles P. Coleman III
Managing Member

Tiger Global Performance, LLC	/s/ Charles P. Coleman III
Signature
Charles P. Coleman III
Managing Member

Tiger Global Management, LLC	/s/ Charles P. Coleman III
Signature
Charles P. Coleman III
Managing Member

Charles P. Coleman III	/s/ Charles P. Coleman III
Signature

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)